16

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BONTAN CORPORATION INC.
(Exact name of Registrant as Specified in its Charter)

PROVINCE OF ONTARIO, CANADA                                                                                                            NOT APPLICABLE
       (State of Incorporation)                                                                                                (I.R.S. Employer Identification Number)

47 AVENUE ROAD, SUITE 200, TORONTO, ONTARIO, CANADA M5R 2G3
 (Address of principal executive offices) (Zip code)

2009 CONSULTANT STOCK COMPENSATION PLAN
(Full Title of the Plan)

Messerli & Kramer P.A.
1800 Fifth Street Towers
150 South Fifth Street
Minneapolis, Minnesota  55402
612-672-3600
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                                Accelerated filer ☐
Non-accelerated filer ☐  (do not check if a smaller reporting company)                                                                                                                     Smaller reporting company X
CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be Registered	(1)	Proposed Maximum offering price per share	Proposed Maximum aggregate Offering Price	(2)	Amount of Registration Fee
Common stock No par value	3,000,000		$0.099	$ 297,000		$16.58

(1)           This Registration Statement also covers any additional shares of Common Stock which become issuable under the 2009 Consultant Stock Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's Common Stock.

(2)           Calculated solely for purposes of this offering under Rule 457(h) and Rule 457(c) of the Securities Act of 1933, as amended, based on the closing price of Registrant's Common Stock as quoted on the OTC Bulletin Board on April 1st, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a)           The Registrant's Annual Report on Form 20-F for its fiscal year ended March 31, 2008 filed August 28, 2008;

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since March 31, 2008;

(c)           The description of Registrant's Common Stock contained in Registrant's Registration Statement on Form 20-F, as amended, as filed on August 1, 2000.

All documents subsequently filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which states that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective filing dates of those documents.  Any statement in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or super ceded to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference modifies or super cedes the statement.  Any statement so modified or super ceded will not be deemed, except as modified or super ceded, to be a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario) (the “Act”), the Company may indemnify a present or former director or officer or a person who acts or acted at the Company’s request as a director or officer or of another corporation of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of the Company and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.  Such indemnification may be made in connection with an action by or on behalf of the Company or such other corporation only with court approval.  A director or officer is entitled to indemnification from the Company as a matter of right in respects of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative proceeding to which he is a party by reason of being or having been a director or officer of such corporation if he was substantially successful on the merits and fulfilled the conditions set forth above.

The by-laws of the Company provide that each director, each officer, each former director, each former officer and each person who acts or acted at the Company’s request as a director or officer or of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, shall be indemnified and saved harmless by the Company from and against all costs, charges and expenses, including without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which his is made a party by reason or being or having been a director or officer of the Company or such body corporation, if he acted honestly and in good faith with a view to the Company’s best interests and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty he had reasonable grounds for believing his conduct was lawful.  In certain circumstances the Company has provided its Directors or its subsidiaries’ Directors with a written indemnification confirming the indemnification available under its by-laws.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.                                Description

5.1                      Opinion of Messerli & Kramer P.A.

23.1        Consent of Messerli & Kramer PA (included in Exhibit 5.1)

23.2                    Consent of Schwartz Levitsky Feldman LLP, Chartered Accountants.

24.1                    Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on April 1st, 2009.

BONTAN CORPORATION INC.

By: /s/ Kam Shah_________________________
Kam Shah
Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kam Shah as the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                    TITLE

___/s/ Kam Shah________________               Chief Executive Officer, Chief Financial Officer, and Director
Kam Shah                                                                (Principal Executive Officer and Principal Financial and Accounting Officer)

Date:              April 6th, 2009

___/s/ Dean Bradley______________                                                                           Director
Dean Bradley

Date:                          April 6th, 2009

__/s/ Brett Rees__________________                                                                           Director
Brett Rees

Date:              April 6th, 2009